Exhibit 10.1

FXCM INC.

ANNUAL INCENTIVE BONUS PLAN

FOR FOUNDER DIRECTORS AND SPECIFIED EXECUTIVE OFFICERS

(2017)

1.	Adoption and Purpose of the Plan. FXCM Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby adopts this FXCM Inc. Annual Incentive Bonus Plan for Founder Directors and Specified Executive Officers (2017) (the “2017 Plan”) to provide certain key employees of the Company and its affiliates with additional incentives through the payment of bonuses based on the performance of the Company and its affiliates, as well as other key corporate performance metrics.

2.	Effective Date. The effective date of this 2017 Plan is November 15, 2016.

3.	Administration. This 2017 Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Administrator"). Subject to the express provisions of this 2017 Plan, the Administrator shall have authority to interpret this 2017 Plan and make administrative determinations deemed necessary or advisable for the administration of this 2017 Plan. No amendments or modifications to this 2017 Plan may be made by the Administrator.

4.	Eligibility. The individuals selected by the Administrator for participation in this 2017 Plan are set forth in Appendix A attached hereto (each such person, a "Participant", and, collectively, the "Participants"). The Participants shall be eligible to receive (subject to the terms hereof, including achievement of the objectives set forth below) an Annual Bonus under this 2017 Plan.

5.	Annual Bonus. For the year ended December 31, 2017 (the “2017 Plan Year”), each Participant shall be entitled to receive a bonus (the “2017 Annual Bonus”) based on a target amount equal to 200% of the Participant's base salary as of the effective date of this 2017 Plan (the “Target Bonus”). The Target Bonus for each Participant is set forth in Appendix A.

For the 2017 Plan Year, a Participant’s Annual Bonus shall be comprised of the Participant’s 2017 Leucadia Loan Portion plus the Participant’s 2017 EBITDA Portion and shall be earned as follows:

A.	Fifty percent (50%) of the Participant's Target Bonus (the "2017 Leucadia Loan Portion") shall be earned if, prior to December 31, 2017, the Leucadia Obligations (defined below) are paid in-full. The “Leucadia Obligations” shall mean all outstanding principal and accrued interest and all other amounts owing to Leucadia National Corporation and its affiliates under the Amended and Restated Credit Agreement, dated as of January 24, 2015, among FXCM Holdings, LLC, FXCM Newco, LLC, the lenders party thereto and Leucadia National Corporation, as amended by that First Amendment to Amended and Restated Credit Agreement, dated as of September 1, 2016 and as may be amended from time to time by the parties thereto (the “Leucadia Credit Agreement”).

B.	A percentage (up to a maximum of 50%) of the Participant’s Target Bonus (the “2017 EBITDA Portion”) may be earned based upon FXCM Group LLC’s 2017 Adjusted EBITDA (as defined below) in accordance with the following:

Twenty five percent (25%) of the Participant’s Target Bonus shall be earned if FXCM Group LLC’s 2017 Adjusted EBITDA is equal to $64 million.

Fifty percent (50%) of the Participant’s Target Bonus shall be earned if FXCM Group LLC’s 2017 Adjusted EBITDA is equal to or greater than $92 million.

Zero percent (0%) of the Participant’s Target Bonus shall be earned if FXCM Group LLC’s 2017 Adjusted EBITDA is less than $64 million.

If FXCM Group LLC’s 2017 Adjusted EBITDA is between $64 million and $92 million, then a percentage of the Participant’s Target Bonus shall be earned which shall be between twenty five (25%) and fifty percent (50%) of the Participant’s Target Bonus calculated using straight line interpolation.

“FXCM Group LLC’s 2017 Adjusted EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization expenses of FXCM Group LLC for the year ending December 31, 2017 as certified by the Board of Directors [Board of Managers] of FXCM Group LLC and the Board of Directors of the Company and determined on a consolidated basis for the financial statements of FXCM Group LLC and its consolidated affiliates in accordance with GAAP, excluding (i) one-time items, including adjusting for the effect of EBITDA contribution of core-asset disposition, (ii) accrued bonuses under this 2017 Plan, and (iii) any expense items related to the Leucadia Credit Agreement.

6.	Payment. Each of the 2017 Leucadia Loan Portion and 2017 EBITDA Portion of a Participant’s Annual Bonus shall be separately paid to a Participant as soon as administratively practicable after all conditions for entitlement to such portion are determined by the Administrator to have been satisfied, but in all cases no later than March 15, 2018; provided, however, that a Participant shall not be entitled to receive any portion of the Annual Bonus if the Participant is not employed by the Company on December 31, 2017, unless otherwise determined by the Administrator. The Annual Bonus shall be paid in cash to such Participant through the ordinary payroll of the Participant’s employer, except as otherwise determined by the Administrator, in its sole discretion.

7.	No Promise of a Bonus. All Annual Bonuses shall be based solely on the achievement of the stated performance measures for the 2017 Plan Year and the provisions of this 2017 Plan, and any payment with respect to any year shall not create or assure any payment of any payment or bonus for any other year. Any claim by a Participant to any payment under this 2017 Plan shall be only an unsecured general obligation of the Company, and such employee will have no claim to any specific assets of the Company. No Annual Bonuses or any other benefits shall be paid under this 2017 Plan with respect to any period before or after the 2017 Plan Year.

8.	No Right to Continued Employment/No Rights as a Member. This 2017 Plan shall not confer upon any Participant any right to, or guaranty of, continued employment or any other association with the Company or its affiliates.

9.	No Other Bonus Plans. This 2017 Plan shall supersede all other bonus plans or arrangements of the Company and its affiliates relating to the 2017 Plan Year, and each Participant, as a condition of participation in this 2017 Plan, hereby waives his or her right to accrue a benefit under any such other plan or arrangement.

10.	Termination: The Company may terminate or amend this 2017 Plan at any time. In all circumstances, this 2017 Plan shall automatically terminate after full payment of all Annual Bonus amounts earned under this 2017 Plan for the 2017 Plan Year.

11.	Governing Law. This 2017 Plan shall be construed, administered and enforced in accordance with the laws of the State of New York without regard to conflicts of law.

12.	Withholding. The Company shall be entitled to withhold from any payments made under this 2017 Plan any amount of withholding it determines is appropriate or necessary pursuant to applicable law and the Company’s payroll practices.

13.	Headings. The headings in this 2017 Plan have been inserted for convenience of reference only and in the event of any conflict, the text of this 2017 Plan, rather than such headings, shall control.

Appendix A

Participant	Target Bonus

Dror Niv	$1,600,000

Eduard Yusupov	$1,600,000

David Sakhai	$1,600,000

William Ahdout	$1,600,000

Kenneth Grossman	$1,035,294